BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS) announces to its shareholders and to the market in general that, in a report released today, the credit rating agency S&P Global Ratings lowered its global scale issuer credit rating on the Company to 'BB-' from 'BB' and its national scale issuer credit rating to 'brAA+' from 'brAAA'. The outlook on both credit ratings is stable.

Sao Paulo, February 20, 2019.

Elcio Ito

Chief Financial and Investor Relations Officer